CONSULTING AGREEMENT

     This Agreement is made as of the 3rd day of June, 2002 by and between Precom Technology, Inc., ("the Company") a corporation duly organized and existing under the laws of Florida, and Merchants Capital Corporation ("the Consultant").

     WHEREAS, the Company is an international financial and business planning, asset protection, insurance management, and merchant banking company with offices in the United States, the Bahamas, and Hong Kong; and

     WHEREAS, the Consultant provides consulting services in the areas of contacting potential merger/acquisition candidates, structuring and negotiating merger/acquisition agreements, completing final due diligence and consummating transactions (collectively, the "Consulting Services"); and

     WHEREAS, the Company wishes to retain the services of the Consultant on the following terms and conditions;

     NOW, THEREFORE, the Company and the Consultant agree as follows:

     1. The Company hereby retains the services of the Consultant for a period of 12 months commencing June 3, 2002. In exchange for providing the Consulting Services to Company, the Consultant shall receive 500,000 shares of Company's common stock (the "Shares") to be registered on Form S-8, which shares shall be valued initially at $0.21 per share, based on the bid price for the shares on the date of this Agreement. The shares shall be issued to Lee C. Summers, Trustee for the individuals actually performing the consulting work on behalf of Merchants Capital Corporation. Consultant shall not be responsible for and shall not directly or indirectly promote or maintain a market for the Shares. Moreover, Consultant agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company.

     2.    The  Consultant  shall, employing  his  best  efforts,
assist the Company by providing   Consulting Services.

     3. The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Consultant from pursuing other projects. Likewise, the Company shall be free to engage the services of other consultants who may compete directly with Consultant in providing similar Consulting Services.

     4. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

     5. The Company agrees to indemnify and hold harmless the Consultant against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which Consultant may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement unless such loss, claim, damage or liability arose out of Consultant's negligence, or intentional misconduct. The Company agrees to reimburse Consultant for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that Consultant agrees to repay the Company if it is ultimately determined that Consultant is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against Consultant, it shall notify the Company within three (3) days after the Consultant receives notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that Consultant consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Consultant, then the Company shall have the right to appoint alternative counsel for Consultant reasonably acceptable to Consultant, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. Consultant, or its co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. Consultant shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     6. This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

     7. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

     8.    No  supplement,  modification  or  amendment  of  this
Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

     9. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same
Agreement.

     10. The Parties agree that should any dispute arise in the administration of this Agreement, that the Agreement shall be governed and construed by the laws of the State of Utah, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in the Second District Court of Utah, Salt Lake Department.

     11. This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

     IN  WITNESS  WHEREOF,  the Company and the  Consultant  have
caused   this   Agreement  to  be  signed  by   duly   authorized
representatives as of the day and year first above written.

PRECOM TECHNOLOGY, INC.            MERCHANTS CAPITAL
                                   CORPORATION


BY:__/s/Robert Hipple___        BY:__/Lee C. Summers__________
   Robert Hipple                   Lee C. Summers, Trustee
   President